EXHIBIT 99.1

FOR IMMEDIATE RELEASE	JANUARY 5, 2005

SYKES ENTERPRISES, INCORPORATED
ANNOUNCES EXECUTIVE PROMOTION OF JAMES C. HOBBY

TAMPA, FL – January 5, 2005 - Sykes Enterprises, Incorporated (“Sykes” or the “Company”) (NASDAQ: SYKE), a global leader in providing outsourced customer management solutions and services, today announced the promotion of James C. Hobby to Senior Vice President, Global Operations, reporting to the Chief Executive Officer.

As Senior Vice President, Global Operations, Mr. Hobby will oversee the daily operations, administration and development of the Company’s customer care operations throughout the world. This includes SYKES’ business operations in the Americas Segment (North America, Latin America, Asia Pacific), and EMEA (Europe, Middle East, Africa). Mr. Hobby was previously responsible for operations in Americas and Asia. He has over 20 years of experience in customer service center operations across a multitude of industries. Mr. Hobby has held several senior management positions in customer care throughout the U.S. and Europe with American Express Co. and FedEx Corporation. Mr. Hobby holds a Bachelor’s Degree in Business Administration and Accounting from the University of Memphis.

“Jim’s disciplined focus on service delivery has been instrumental in positioning SYKES as the market leader throughout the Americas and Asia”, commented Chuck Sykes, Chief Executive Officer. “The significant expansion of his role supports our vision of being the Global Standard for delivering value-based customer contact management solutions. Jim’s continuing efforts will focus on executing our strategies of operational excellence and global service expansion.”

SYKES Enterprises, Incorporated
Corporate Headquarters:
400 North Ashley Drive
Tampa, FL USA 33602
1 · 800 · TO · SYKES
http://www.sykes.com

EMEA Operations:
599 Calder Road
Edinburgh EH11 4GA
Scotland
+44 (0) 131 458-6500

About Sykes Enterprises, Incorporated
 SYKES is a global leader in providing customer contact management solutions and services in the business process outsourcing (BPO) arena. SYKES provides an array of sophisticated customer contact management solutions to Fortune 1000 companies around the world, primarily in the communications, financial services, healthcare, technology and transportation and leisure industries. SYKES specializes in providing flexible, high quality customer support outsourcing solutions with an emphasis on inbound technical support and customer service. Headquartered in Tampa, Florida, with customer contact management centers throughout the world, SYKES provides its services through multiple communication channels encompassing phone, e-mail, web and chat. Utilizing its integrated onshore/offshore global delivery model, SYKES serves its clients through two geographic operating segments: the Americas (United States, Canada, Latin America, India and the Asia Pacific Rim) and EMEA (Europe, Middle East and Africa). SYKES also provides various enterprise support services in the Americas and fulfillment services in EMEA, which include multi-lingual sales order processing, payment processing, inventory control, product delivery and product returns handling. For additional information please visit www.sykes.com.

For additional information contact:
Subhaash Kumar
Sykes Enterprises, Incorporated
(813) 233-7143